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                                                                       EXHIBIT 2

                         AGREEMENT AND PLAN OF EXCHANGE

    THIS AGREEMENT AND PLAN OF EXCHANGE ("Agreement"), dated as of January 24, 1996, is between MidAmerican Energy Company, an Iowa corporation ("MidAmerican" or "Company"), the company whose shares will be acquired pursuant to the Share Exchange (described hereinafter), and MidAmerican Energy Holdings Company, an Iowa corporation ("Holdings"), the acquiring company. MidAmerican and Holdings are hereinafter sometimes referred to, collectively, as the "Companies".

                                  WITNESSETH:

    WHEREAS, the authorized capital stock of MidAmerican consists of (a) 350,000,000 shares of common stock without par value ("Company Common Stock"), of which 100,751,713 shares are issued and outstanding, and (b) 100,000,000 shares of preferred stock, without par value ("Company Preferred Stock"), of which 3,217,769 shares are issued and outstanding; and

    WHEREAS, Holdings has 1,000 shares of common stock, no par value, ("Holdings Common Stock") presently authorized, issued and outstanding, and at the Effective Time (as hereinafter defined), the authorized capital stock of Holdings will consist of (a) 350,000,000 shares of Holdings Common Stock and (b) 100,000,000 shares of preferred stock, no par value ("Holdings Preferred Stock"); and

    WHEREAS, the Boards of Directors of each of MidAmerican and Holdings deem it desirable and in the best interests of the Companies and their shareholders that each share of Company Common Stock be exchanged for a share of Holdings Common Stock with the result that Holdings becomes the owner of all outstanding Company Common Stock and each holder of Company Common Stock becomes the owner of an equal number of shares of Holdings Common Stock, all pursuant to the terms and conditions hereinafter set forth ("Share Exchange"); and

    WHEREAS, the Iowa Business Corporation Act ("IBCA") permits share exchanges which bind all of the shareholders upon the approval of a plan of share exchange by the holders of a majority of all votes entitled to be voted thereon; and

    WHEREAS, the Boards of Directors of MidAmerican and Holdings have recommended that their respective shareholders approve the Share Exchange and this Agreement, and this Agreement has been approved by the requisite vote of Holdings' shareholder pursuant to Section 490.1103 of the IBCA;

    NOW, THEREFORE, in consideration of the premises, and of the agreements, covenants and conditions hereinafter contained, the parties hereto agree with respect to the Share Exchange that, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for one share of Holdings Common Stock, and that the terms and conditions of the Share Exchange and the method of carrying the same into effect are as follows:

                                   ARTICLE I

    Subject to the satisfaction of the conditions and obligations of the parties hereto, the Share Exchange will be effective upon the filing, with the Iowa Secretary of State, in accordance with the IBCA, of articles of share exchange ("Articles of Exchange") with respect to the Share Exchange or at such later time as may be stated in the Articles of Exchange (the time at which the Share Exchange becomes effective being referred to herein as the "Effective Time").

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                                   ARTICLE II

    (1) The name of the corporation whose shares will be acquired is MidAmerican Energy Company, and the name of the acquiring corporation is MidAmerican Energy Holdings Company.

    (2) The terms and conditions of the exchange, and the manner and basis of exchanging the shares of Company Common Stock to be acquired for shares of Holdings Common Stock, are as follows:

    At the Effective Time:

        (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be exchanged for one share of Holdings Common Stock, which shall thereupon be fully paid and non-assessable, except the shares for which dissenters' rights were exercised;

        (b) Holdings shall become the owner and holder of each issued and outstanding share of Company Common stock so exchanged;

        (c) Each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and shall thereupon constitute an authorized and unissued share of Holdings Common Stock;

        (d) The former owners of Company Common Stock shall be entitled only to receive shares of Holdings Common Stock as provided herein; and

        (e) Holders of Company Common Stock who exercised their dissenters' rights in accordance with the IBCA shall be entitled to receive payment of "fair value" for their shares of Company Common Stock.

    Shares of outstanding Company Preferred Stock shall not be exchanged or otherwise affected by the Share Exchange.

                                  ARTICLE III

    The consummation of the Share Exchange is subject to the following conditions precedent:

        (1) The receipt of the requisite approval of the Share Exchange by the holders of Company Common Stock;

        (2) The filing of Restated Articles of Incorporation of Holdings increasing the number of authorized shares of Holdings Common Stock and Holdings Preferred Stock to 350,000,000 and 100,000,000 shares, respectively, in the form attached hereto as Exhibit A;

        (3) The satisfaction of the respective obligations of the parties hereto set forth in this Agreement in accordance with the terms and conditions herein contained;

        (4) The  execution and  filing of  Articles of  Exchange with  the  Iowa
    Secretary of State pursuant to the IBCA in the form attached hereto as Exhibit B;

        (5) The approval for listing upon official notice of issuance by the New York Stock Exchange of Holdings Common Stock to be issued in accordance with this Agreement;

        (6) The receipt of either a ruling of the Internal Revenue Service satisfactory to MidAmerican and its counsel, or an opinion of counsel satisfactory to MidAmerican, with respect to the tax consequences of the Share Exchange and other transactions incident thereto; and

        (7) The receipt of such orders, authorizations, approvals or waivers from all jurisdictional regulatory bodies, boards or agencies, which are required in connection with the Share Exchange and related transactions.

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                                   ARTICLE IV

    Holdings will not engage in any business following the execution of this Agreement until the consummation of the Share Exchange, other than such business as is necessary to organize and maintain the corporate status and good standing of Holdings in the State of Iowa and such other states in which it may be authorized to conduct business.

                                   ARTICLE V

    This Agreement may be amended, modified or supplemented, or compliance with any provision or condition hereof may be waived, at any time, by the mutual consent of the Board of Directors of each of MidAmerican and Holdings; provided, however, that no such amendment, modification, supplement or waiver shall be made or effected, if such amendment, modification, supplement or waiver would, in the judgment of the Board of Directors of MidAmerican, materially and adversely affect the shareholders of MidAmerican.

    This Agreement may be terminated and the Share Exchange and related transactions abandoned at any time prior to the time the Articles of Exchange are filed with the Iowa Secretary of State, if the Board of Directors of MidAmerican determines, in its sole discretion, that consummation of the Share Exchange would be inadvisable or not in the best interest of MidAmerican or its shareholders.

                                   ARTICLE VI

    This Agreement has been submitted to the shareholder of Holdings for approval, and the shareholder of Holdings has approved this Agreement, as provided by the IBCA.

                                  ARTICLE VII

    Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock may, but shall not be required to, surrender the same to Holdings for cancellation and reissuance of a new certificate or certificates in such holder's name or for cancellation and transfer, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of Holdings Common Stock as the shares of Company Common Stock previously represented by the certificate or certificates surrendered. Until so surrendered or presented for transfer, each outstanding certificate which, immediately prior to the Effective Time, represented Company Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Holdings Common Stock as though such surrender or transfer had taken place. The holders of Company Common Stock at the Effective Time shall have no right to have their shares of Company Common Stock transferred on the stock transfer books of MidAmerican, and such stock transfer books shall be deemed to be closed for this purpose at the Effective Time.

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    IN  WITNESS  WHEREOF,  each  of   MidAmerican  and  Holdings,  pursuant   to
authorization and approval given by their respective Boards of Directors, has caused this Agreement to be executed by its President and attested by its Secretary as of the date first above written.

                                          MIDAMERICAN ENERGY COMPANY
                                          By ___________________________________
                                                         PRESIDENT

ATTEST
______________________________________
              SECRETARY

                                          MIDAMERICAN ENERGY HOLDINGS COMPANY
                                          By ___________________________________
                                                         PRESIDENT

ATTEST
______________________________________
              SECRETARY

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